Exhibit 99.2

CORPORATE PARTICIPANTS

Frank Stronach

Magna Entertainment Corp. - Chairman, CEO

Blake Tohana

Magna Entertainment Corp. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Tom Koch

Turnaround Capital - Analyst

Jim Devlin

Henley & Co. - Analyst

Glenn Mattson

GTK Capital - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the announcement of the first quarter results conference call. During the presentation all participants will be in a listen only mode. Afterwards we will conduct a question and answer session. (OPERATOR INSTRUCTIONS) As a reminder this conference is being recorded today, Tuesday, May 6, of 2008.

It is now my pleasure to introduce Mr. Frank Stronach, Chairman and Chief Executive Officer of MEC. Please go ahead, sir.

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

Hello. This is Frank Stronach. Welcome to this investors conference call. I’m ready to answer your questions.

Blake Tohana - Magna Entertainment Corp. - EVP, CFO

Just before we do that, Frank, I’m just going to run through the first quarter results, so — and as usual, let me remind you this call will include forward-looking statements within the meaning of applicable securities legislation, and rather than read the disclaimer to you I refer you to the forward-looking statements paragraphs of the press release we issued today. I’d like to remind you that our financial results are in U.S. dollars, also unless otherwise noted my discussion of financial results reflects continuing operations only.

Discontinued operations in the first quarter of 2008 includes the results of Remington Park, Thistledown, Great Lakes Downs, Portland Meadows, and Magna Racino. Our consolidated revenues were $231 million for the first quarter of 2008, a decrease of $23 million or 9% compared to the same period last year. The decrease in revenue is primarily due to a $17 million decrease in our California operations, attributable to a net loss of eight live race days at Santa Anita due to excessive rain and track drainage issues with the new synthetic racing surface and one less live race day at Golden Gate Field. A $4 million decrease at our Maryland operations primarily due to 12 less live race days and decreased average daily attendance and handle at Laurel Park. And a $2 million decrease at our Florida operations primarily due to decreased attendance and live handle at Gulf Stream Park caused in part by parking disruption at the facility and turf race cancellations due to heavy rain.

EBITDA was $16 million for the first quarter of 2008, a decrease of $9 million compared to the same period last year. The decrease in EBITDA is primarily due to a $5 million asset impairment write down of our Dixon, California property due to weakening of the local real estate market and a $4 million decrease at our California operations, a $2 million decrease at our Maryland Operations and a $2 million decrease at our Florida operations due to the negative factors that impacted revenues at Santa Anita, Laurel and Gulfstream as described previously. Partially offset by

FINAL TRANSCRIPT

recognition of a $2 million deferred gain related to the Meadows transaction. A reconciliation of EBITDA to GAAP financial measures can be found in Note 15 to our consolidated financial statements for the three months ended March 31, 2008.

Net interest expense this quarter was $16 million an increase of $5 million compared to the prior year. Our net loss including discontinued operations was $46 million and diluted loss per share was $0.40 in the first quarter of 2008 compared to net income of $2 million and diluted earnings per share of $0.02 in the prior year. Our net loss from discontinued operations was $33 million this quarter compared to a loss of $3 million last year, and included a $32 million non-cash writedown of long lived assets related to Magna Racino, and Portland Meadows.

Operator? We’ll open it up for questions at this point.

QUESTION AND ANSWER

Operator

Thank you very much. (OPERATOR INSTRUCTIONS) Our first question comes from the line of Tom Koch from Turnaround Capital. Please go ahead.

Tom Koch - Turnaround Capital - Analyst

Yes, hi. I was just wondering the Magna Racino was written down by $29 million if I got this right. What’s the reason behind that and what was it written down to? What’s the current book value of that?

Blake Tohana - Magna Entertainment Corp. - EVP, CFO

The current book value on Magna Racino, and all of the Austrian assets is approximately 18 million euros. The writedown primarily related to a classification in the first quarter where we moved it into assets held for sale and as a result took an impairment charge on the building and the other fixed assets and so the charge, the fixed assets that remain primarily relate to land in Europe.

Tom Koch - Turnaround Capital - Analyst

So is that what you would deem to be more representative of fair value?

Blake Tohana - Magna Entertainment Corp. - EVP, CFO

Well, I think fair value in, yes, the short answer to that is yes, it is in the circumstances.

Tom Koch - Turnaround Capital - Analyst

So are you looking to sell the land with those fixed assets on them that you’ve basically written down or are you selling only land?

Blake Tohana - Magna Entertainment Corp. - EVP, CFO

No. We’re looking at a potential transaction which would include the assets as they are today and if we can attract investors into those assets then we’ll look at it the way the assets are right now.

Tom Koch - Turnaround Capital - Analyst

Okay. Also, regarding your holdback from the sale of The Meadows, is it correct to look at this and say that that $25 million holdback is offset by 6.2 of this withdrawal liability?

Blake Tohana - Magna Entertainment Corp. - EVP, CFO

I think that’s part of it. There’s a number of indemnifications that were included in The Meadows sales transaction that $25 million holdback relates to. That withdrawal liability is one of those obligations and we’re continuing to work through some of the other indemnification obligations.

Tom Koch - Turnaround Capital - Analyst

So what do you view as the net value there and when can that be realized?

Blake Tohana - Magna Entertainment Corp. - EVP, CFO

We haven’t disclosed that because as I said, there’s indemnification obligations that relate to certain things that haven’t occurred yet, so I can’t give you a quantum at this point but for accounting purposes we have not recognized any amount of that $25 million holdback.

Tom Koch - Turnaround Capital - Analyst

Okay. And then one other thing. The — if I read this correctly, $10 million spent on fixed asset additions in the quarter? Can you speak to those?

Blake Tohana - Magna Entertainment Corp. - EVP, CFO

The fixed asset additions primarily related to completion of the synthetic racing surfaces in California, both at Golden Gate and Santa Anita. We had some capital at AmTote related to new tote services contracts and we had some additions with respect to slot machine changeout at Remington Park.

Tom Koch - Turnaround Capital - Analyst

Okay.

Operator

(OPERATOR INSTRUCTIONS) Our next question comes from the line of [Jim Devlin] with Henley & Co. Please go ahead.

Jim Devlin - Henley & Co. - Analyst

Yes, hi. Good afternoon. Reading this press release, I guess the Company is obviously up against it and basically on life support. Just looking back in the State of California, you guys own a primary, well, a significant asset in Santa Anita racetrack. I know not many years ago that Churchill Downs sold Hollywood Park for, well in two separate transactions somewhere between 350 million and $400 million. That is a significant asset. I mean, have you guys explored selling that asset and getting this debt in line?

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

Yes. It’s Frank Stronach. We explore everything, right. Our primary priority is to reduce debt and naturally also to improve EBITDA. We do have book value on the real estate assets at close to 1.4 billion but we still believe that an international or global, you might look at our business like a lottery corporation, right? Instead of racing, we still think this is a viable concept. Did we make some mistakes? Yes. We would have a number of reasons, this would be too cumbersome. My thoughts on some of those reasons at today’s shareholders meeting but I will do everything I can that MEC will be a viable Company. Last year, in 2007, my family put in $20 million additional capital in MEC and I think I’m a logical person. I would not put those moneys in where there’s a huge hole in the bottom.

Jim Devlin - Henley & Co. - Analyst

Well, with all due respect, Mr. Stronach, your $20 million investment is now worth less than $5 million.

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

Yes.

Jim Devlin - Henley & Co. - Analyst

And every quarter, either Mec or yourself continues, the Company or co-mingled or related companies, MI developments or whoever decides to pony up more money to keep Magna solvent continue to dilute existing Magna Entertainment shareholders, so at what point in the line does the dilution stop and the Company start operating like a rational publicly traded Company? I mean, we have assets that have good value, holding on to them to continue to let the Magna Entertainment just dry up on the vine, it doesn’t seem to make any financial or logical sense.

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

Yes, okay. About 18 years ago, was in the same position, where investment institutions right now in investment institutions think Magna can’t make it, right? That was 18 years ago, was in the same situation with Magna International, the financial institution thought Magna couldn’t make it, right, and Magna now is one of the most highly regarded firms in the world, right? We have no debt, we got over $2 billion cash in the bank. There is many circumstances. And I’m working very hard and I’m going to put a lot of personal commitments to it and I feel very strong I can turn MEC around.

Our greatest problem is debt. When we got into it and our information sector, we made it quite clear that the information circular that there’s a lot of synergies and especially in real estate, et cetera, et cetera, and look, we were halfways in in a lot of those projects when all of the legal issues came up and they are cumbersome, they kind of slowed us down but we’re going to get that resolved and as you know also, those are proposals by the MID shareholders to separate MEC from MID. I think it’s a fair proposal. I have accepted that proposal. The proposal was made by a little over 50% of the shareholders. The MID Board is considering that, and I do hope that the MID shareholders will accept that and that would drastically reduce our debt at MEC. We will try our utmost being fair to the MEC shareholders that we would also, so they won’t be diluted, that we will have rights offering, right? So that MEC shareholders can say look, we won’t be dilutive. We can participate and build the Company back up where it should be.

Jim Devlin - Henley & Co. - Analyst

Okay, but maybe my point is more better served by saying we have these California assets, Santa Anita and Golden Gate Fields, both of which, if wrecking balls were taken to them are far better worth value than what we’re getting as Meca shareholders today?

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

Absolutely in the short run it would be, but we are not in the wrecking business. That’s never have been meant. We will do real estate transaction like shopping malls, et cetera, et cetera, but let me give you an example. At Magna sometimes we invest in technology where the payoff is 5, 10, or 15 years down the road. We have many high-tech companies which started out and spent hundreds of millions of dollars with no assets, no bricks and land, and some of them fail, but we have a lot of assets but it’s not meant, we will go, we will be very careful and I hired additional people where we’re going to be very careful how to approach it and again, our intention is to be in business and make a profit and create values for our shareholders. Look, we—.

Jim Devlin - Henley & Co. - Analyst

I mean, the California Government, for every time they continue to open up slot machines for the Indian tribes, it’s to the detriment of not just Magna but the entire thoroughbred horse racing business in the State of California.

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

That’s a good point, but let me state quite clearly, when we analyze everything and one of the great problems is that it is a complexity of government regulations, right? I always say governments do play a role in society to protect the public, might it be in the construction and food industry and the racing industry, but the rules are to such an extent that look, when we say look, if you meet the rules we should be allowed to open up our stores when we think we get the most customers. And we also expect the rules should be somewhat fair level playing field. I can assure you, that the playing field isn’t level or some of the rules are not changed, I will have no problem to convert those valuable pieces of real estate in what we call development lands, okay? But we will give it a sincere try. We will try to communicate to the governments to find reasonable answers. I think if you find that, I think it would be a viable business. If not, we’ll have to sit down and we got to figure a way out that we do preserve viable assets and great value for our shareholders.

Jim Devlin - Henley & Co. - Analyst

So is it fair to say—?

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

You have very good points and I can’t be clearer than what I’ve just said. I appreciate your points, thank you, and I think I answered your question, so can we carry on to another question?

Operator

Yes. Our next question comes from the line of, Tom Koch has a follow-up question and he’s from Turnaround Capital. Please go ahead, sir.

Tom Koch - Turnaround Capital - Analyst

Yes, hi. I was just wondering when you look at the Gulf Stream debt that you guys have incurred, is that part of the debt for the JV development or is that outside of that? And I guess where I’m going with this is how is the JV development funded and kind of what was the equity contribution and what are we carrying on the books for that value?

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

We had a construction loan from MID.

Blake Tohana - Magna Entertainment Corp. - EVP, CFO

Yes.

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

But let me, I think the more, the better answer would be look, at Gulfstream, any time you redo, we built it from scratch, when we had the building built, it was built to race but not for a casino. So in the last minute, we put some machines in upstairs, we knew that’s not the right way to go about it but we knew if we wouldn’t have done it we would not have gotten the casino license. Over and above, we have a huge construction site there. We’ve built a shopping mall up front, but we think by early next year that should be completed and I hope within a year, year and a half, we would have a self-standalone casino building and I’m very optimistic that Gulfstream Park will be a very viable aspect of MEC and so I’m very optimistic. So those are the reasons.

Blake Tohana - Magna Entertainment Corp. - EVP, CFO

Tom, I just wanted to point out for you though that the financing that we put in place was for the construction of the Clubhouse and Grandstand and Racing facilities and the joint venture between ourselves and Forest City has arranged construction, non-recourse construction financing on its own and there’s a very modest amount of cash equity of MEC in that project and it has standalone construction financing for the project.

Tom Koch - Turnaround Capital - Analyst

Okay, so that’s, go ahead, I’m sorry.

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

I think we answered your question, we should give a chance to let some other people can also ask questions.

Tom Koch - Turnaround Capital - Analyst

Okay, I just have a, I would just—?

Operator

Our next question comes from the line of Glenn Mattson with GTK Capital. Please go ahead.

Glenn Mattson - GTK Capital - Analyst

Good afternoon. Could we have an update, please on what’s happening on Santa Anita on the track surface and how much more is needed to be spent there, please? Thank you.

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

Yes. First of all, again, that was a, we got a, call it the State imposed a – or the Racing Commission which is the State organization imposed that we must use synthetic surfaces and in hindsight we should have said, look, if you pay for it fine, if not we’re not going to change it, okay? We’re going to have to manage it in the future. I’m personally I’ve always said I don’t believe so much in synthetic surfaces but we have, right now in the process from health issues because there’s a fair amount of dust flying away, so that has to be verified that there is no health issue and we should have that within the next maybe couple of weeks and then we will do what we do have a water test where we, because we have a problem, we had an unusual amount of rain and that kind of, the water didn’t rain and thereby we had to cancel races and thereby, we lost a lot of moneys. So those things would have to be done, if the water test is fine because we made some momentums in the race cost and if the health analyzation is safe for horses and for people, then we leave it the way it is. Otherwise, it might mean we might have to go back to turf surface. Next question? Okay, another question, please?

Blake Tohana - Magna Entertainment Corp. - EVP, CFO

I think we’ll take one or two, Operator.

Operator

Actually, we have no further questions at this time.

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

There’s no more questions?

Operator

There are no further questions at this time, sir.

Frank Stronach - Magna Entertainment Corp. - Chairman, CEO

Okay, fine. We appreciate it and our management is always available to answer additional questions. Okay, thank you for attending this press conference, this investors, not press, I’m sorry, investor call and again, we are working very hard. I’m totally committed to make MEC a viable Corporation again.

Operator

Thank you very much. Ladies and gentlemen, that does conclude today’s conference call. We thank you very much for your participation and we ask that you please disconnect your lines. Have a great afternoon, everyone.